EXHIBIT 11

CODE OF ETHICS OF TIM HELLAS S. A.

Article 1 — Premise

-	Both internally and externally, the activity of TIM Hellas is based on observance of the principles set out in this Code, the cornerstone of TIM Hellas’ organizational model and system of internal control, in the belief that ethical business conduct is also a condition for a firm’s success.

-	The governing bodies of TIM Hellas, its managements and all those who work for it are required to observe this Code within the scope of their respective powers, functions and responsibilities.

Article 2 – Objectives and values

-	The primary objective of TIM Hellas is to create value for its shareholders while complying with the principles established in this Code. Business and financial strategies must be oriented to achieving this end, as must the consequent conduct of operations, based in turn on the efficient use of resources.

-	TIM Hellas

•	must be committed, as active and responsible member of the community, to observing the laws in force in the country in which it operates and the ethical principles commonly accepted according to international standards in the conduct of business: transparency, correctness and fairness;

•	must reject and stigmatize recourse to illegal and improper conduct (vis-à-vis the community, public authorities, customers, workers, investors, suppliers and competitors) in order to achieve its business objectives, which they must pursue exclusively through the excellence of its products and services in terms of quality and cost-effectiveness, based on experience, customer care and innovation;

•	must adopt organizational solutions serving to prevent violations of the law and the principles of transparency, correctness and fairness by its employees and collaborators and take steps to ensure they are applied and complied with in practice;

•	must ensure, while safeguarding the competitive strengths of its business, that the market, investors and the public are fully informed about its actions;

•	must make every effort to promote fair competition, which it believes to be in its own interest and in that of all the other firms operating in the market, their customers and their stakeholders;

•	must pursue excellence and competition in the market and provide its customers with high quality products and services that meet their needs efficiently;

•	must be aware of the strategic importance of the services it provides for the well-being and growth of the communities in which it operates;

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•	must protect its human resources and enhance their quality;

•	must use material resources responsibly, with a view to achieving sustainable growth that respects the environment and the rights of future generations.

Article 3 – Internal control system

-	An efficient and effective internal control system is a necessary condition for the conduct of business to conform with the rules and principles of this Code. All the persons to whom the Code is directed are therefore required to help ensure the system works properly.

-	Especially important aspects of the internal control system are the correct specification of duties and responsibilities, with a consistent allocation of operational powers, and the reliability of accounting and management data.

-	The collection, storage, processing, presentation and dissemination of accounting and management data according to the methods and time limits established by applicable laws and regulations and operational procedures shall be a priority objective for TIM Hellas. Primary responsibility for the pursuit of this objective – which requires the cooperation of all the persons to whom the Code is directed – shall lie with the Chief Executive Officer and the Chief Financial Officer and the heads of accounting and operational control in TIM Hellas.

Article 4 – Relations with stakeholders

4.1 Shareholders

TIM Hellas is committed to ensuring equal treatment for all classes of shareholders and avoiding biased behaviour.

4.2 Customers

The excellence of TIM Hellas’ products and services is founded on the attention paid to customers and the willingness to satisfy their requests. The ultimate aim must be to guarantee an immediate, capable and competent response to customers’ needs, in a correct, courteous and helpful way.

4.3 The community

-	TIM Hellas intends to contribute to the economic well-being and growth of the community in which it operates by providing efficient and technologically advanced services.

-	Consistently with this objective and with its responsibilities towards the various stakeholders, TIM Hellas shall consider research and innovation as essential to its growth and success.

-	Compatibly with its nature of commercial enterprise and the consequent need for its operations to be economically efficient, in its choices, TIM Hellas shall consider the social importance of telecommunications services and endeavour to meet the needs of the entire community, including the weakest members.

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-	Aware of the importance of the services it provides and the consequent responsibility towards society, TIM Hellas shall maintain relations with public Authorities at the local, national and international levels based on full and active cooperation and transparency, in conformity with its respective role and the economic objectives and the values set out in this Code.

-	TIM Hellas shall be well-disposed towards, and where appropriate, provide support for social, cultural and educational initiatives aimed at developing the person and improving living standards.

-	TIM Hellas shall not make contributions of any kind to political parties or trade unions or to their representatives or candidates, subject to applicable laws and regulations.

-	TIM Hellas believes in the desirability of sustainable growth, in the interest of all today’s and tomorrow’s stakeholders. Its investment and operating choices must therefore always take into account the need to protect the environment and public health.

-	TIM Hellas shall take environmental issues into account in arriving at its decisions and – going beyond what is required by applicable laws and regulations where this is operationally and economically feasible – shall try to adopt eco-friendly technologies and methods of production, with the aim of reducing the impact of its activities on the environment.

4.4 Human resources

-	TIM Hellas must recognize the central role of human resources, in the belief that the principal factor in the success of every firm is the contribution made by those who work for it, in a context of fairness and mutual trust.

-	TIM Hellas must protect its employees’ safety and health at the workplace and in the conduct of its business consider respect for workers’ rights to be of fundamental importance. Personnel management within TIM Hellas must aim to ensure equal opportunity and to promote the development of each individual.

4.5 The market

-	TIM Hellas must be aware of the importance of correct information about its activities for the market, investors and the community as a whole.

-	Subject to the need for confidentiality in running its businesses, TIM Hellas shall make transparency an objective in its dealings with all stakeholders. In particular, it shall disclose information to the market and investors in accordance with criteria of correctness, clarity and equal access.

-	The disclosure of information to third parties shall be governed – in accordance with applicable laws and regulations – by special internal procedures.

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Article 5 – Transactions with related parties

The activity of TIM Hellas shall be based on the principles of correctness and transparency. To this end, transactions with related parties shall ensure substantial and procedural correctness, by complying with conduct of business rules for carrying out such transactions of which the market has been adequately informed.

Article 6 – Conduct of the persons to whom the Code is directed

-	The conduct and business relationships of the governing bodies of TIM Hellas, its managements and all those who work for it shall be based on compliance with applicable laws and regulations, this Code and company procedures.

-	The persons to whom the Code is directed may not:

•	pursue their personal interest or the interest of third parties to the detriment of the interest of the company they work for;

•	improperly exploit, for personal interest or the interest of third parties, the name or reputation of the company they work for or any information they acquire or business opportunities they learn of in the performance of their functions;

•	use company assets for purposes other than those for which they are intended.

-	The persons to whom the Code is directed shall refrain from activities (whether paid or not) and conduct incompatible with the obligations deriving from their relationship with the company they work for.

-	Employees (collaborators) of TIM Hellas are required to report any potential, direct or indirect, conflict of interest with respect to the company they work for to their immediate superiors (contact persons); reports shall also be made in doubtful cases.

-	The persons to whom the Code is directed shall ensure the confidentiality of any information they acquire in performing their functions. The handling of confidential information, with special reference to price-sensitive information, shall be governed – in accordance with applicable laws and regulations – by special internal procedures.

Article 7 – Compliance with the Code

-	TIM Hellas is committed to adopting the procedures, rules and instructions serving to ensure that the values embodied in the Code are reflected in the conduct of each company and in that of its employees and collaborators, with provision made, where appropriate and in accordance with applicable laws and regulations, for a system of sanctions for violations.

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-	Employees must promptly inform the person(s) in charge of internal control at TIM Hellas, directly or via their immediate superior, of any:

•	violation or inducement to violate applicable laws and regulations, this Code or internal procedures;

•	irregularity or negligence in keeping accounting records, preserving the related documentation or fulfilling obligations with regard to financial or internal management reports.

-	The person(s) in charge of internal control shall verify any such reports to establish the facts and take appropriate action, including proposals to punish the culprits where this is provided for and in accordance with the procedures laid down in applicable laws and regulations, collective bargaining agreements or contracts.

-	Persons who make a report in good faith shall not suffer any adverse consequences. Their names shall be kept confidential, except as provided for by law.

-	The Board of Directors must be promptly informed of the reports received by the persons in charge of internal control and the consequent action taken.

Article 8 – Monitoring and revision of the Code

The Code shall be reviewed annually and revised as necessary by TIM Hellas’ Board of Directors.

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